TRANSITION AGREEMENT

This TRANSITION AGREEMENT, dated as of March 2, 2020 (“Agreement”), between FBL Financial Group, Inc. (“Employer” or “FBL”) and Charles Happel (“Employee”) sets forth the terms of a transition bonus (“Transition Bonus”) to be paid to the Employee by the Employer subject to the terms and conditions set forth herein.

WHEREAS, the Employer desires to incentivize the Employee to continue employment with the Employer until such time as Employee’s replacement is hired and trained, as determined by Employer.

WHEREAS, in consideration of services to be performed by the Employee, the Employer desires to award the Employee a Transition Bonus pursuant to the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

1. Amount of Transition Bonus. The amount of the Transition Bonus shall be Twenty-Five Thousand Dollars ($25,000.00) per month during Employee’s employment by Employer, starting January 1, 2020, and continuing each month of employment thereafter during Employee’s employment by Employer in 2020; however, in no event shall the total amount of the Transition Bonus exceed One Hundred Fifty Thousand Dollars ($150,000.00). No benefits shall accrue or be applicable to the Transition Bonus.

2. Conditions to Transition Bonus. The Employee’s right to receive the Transition Bonus provided for herein is subject to (a) remaining employed by FBL until at least June 1, 2020; and (b) assisting the FBL CEO in the transition of Employee’s duties to his successor (collectively “Conditions Precedent”). Employee’s failure to comply with the Conditions Precedent will void any obligation by Employer to pay the Transition Bonus described herein.

3. Payment of Transition Bonus. Subject to the terms and conditions set forth herein, a lump sum payment equal to the accumulated monthly Transition Bonus earned by Employee shall be paid to Employee on the next regular payroll date for exempt employees, following Employee’s separation from Employer. The lump sum payment shall be subject to withholding for taxes and deductions. If necessary, Employer may stay the payment of the Transition Bonus for such time period as required to comply with Internal Revenue Code §409(a).

4. No right to Continued Employment. Nothing herein shall confer upon the Employee the right to remain in the employ or serve of the Employer, its subsidiaries or its affiliates, and nothing herein shall restrict the ability of any of the foregoing entities from terminating the Employee’s services.

5. Funding. The obligations of the Employer to make payments under this Agreement shall be contractual only and all such payments shall be made from the general assets of the Employer. The Employee, beneficiary or person having or claiming a right to payments hereunder shall rely solely on the unsecured promise of the Employer, and nothing herein shall be construed to give any such individual any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Employer or in which it may have any right, title or interest now or in the future.

6. Withholding. The Employer is authorized to withhold from the Transition Bonus amounts of withholding and other taxes due in connection with the payment of the Transition Bonus.

7. Governing Law. This Agreement shall be governed by the laws of the State of Iowa, without giving effect to conflict of law principles.

8. Successors. This Agreement shall inure to the benefit of Employee and Employee’s heirs and beneficiaries. This Agreement shall be binding on and inure to the benefit of the Employer and its respective successors and assigns, whether by merger, sale of assets or otherwise.

9. Entire Agreement. This Agreement represents the complete understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous discussions and agreements between any parties with respect to such subject matter.

10. Headings and Captions. The headings and captions used in this Agreement are for convenience or reference only, and shall in no way define, limit, expand otherwise affect the meaning or construction of any provision of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

EMPLOYER:                    EMPLOYEE:

FBL FINANCIAL GROUP, INC.

/s/ Daniel D. Pitcher                    /s/ Charles Happel
Daniel D. Pitcher                    Charles Happel
Chief Executive Officer                Chief Investment Officer

2